 Cavico Mining Shareholders Approved New Shares for Cavico Corp

HANOI, VIETNAM – January 14, 2009 – Cavico Corp. (NASDAQ: CAVO), a leading infrastructure development company based in Vietnam, today announced that its proposal to obtain a controlling interest in its minority owned subsidiary, Cavico Mining, has been approved by 80.6% of Cavico Mining’s shareholders.  Under Cavico’s proposal, Cavico Mining sold an additional 4 million ordinary shares of Cavico Mining to Cavico Corp. and its subsidiary. Cavico Mining’s principal activities include mining construction and civil construction.

According to the proposal, Cavico and its subsidiary have been approved to purchase 4 million newly issued shares at the price of VND 16,894 per share (equivalent to USD$0.90). With these additional shares, Cavico Corp. and its subsidiary will own approximately 50.2% of Cavico Mining, which will allow Cavico Corp. to consolidate Cavico Mining’s financials in its future financial reports.

“We are very pleased to see that the majority of Cavico Mining’s shareholders have approved our proposal,” commented Mr. Ha Quang Bui, chairman & CEO of Cavico Corp. “Their action shows that Cavico Mining’s shareholders support our management.  With the majority ownership in Cavico Mining, Cavico Corp. will be able to include Cavico Mining’s financials in its consolidated reports and recognize a higher percentage of Cavico Mining’s profits.”

About Cavico Corp.
Cavico Corp. is focused on large infrastructure projects, which include the construction of hydropower facilities, dams, bridges, tunnels, roads, mines and urban buildings. Cavico is also making investments in hydropower facilities, cement production plants and urban developments in Vietnam.  The company employs more than 3,500 employees on projects worldwide, with offices throughout Vietnam and a satellite office in Australia.

Founded in 2000, Cavico is a major infrastructure construction, infrastructure investment and natural resources conglomerate headquartered in Hanoi, Vietnam. Cavico is highly respected for its core competency in the construction of mission-critical infrastructure including hydroelectric plants, highways, bridges, tunnels, ports and urban community development. One of the Company’s primary competitive advantages is its ability to nurture a project “from concept through completion” with a vertical portfolio of interrelated investment, permitting, design, construction management and facility maintenance services. Cavico’s project partners include top multi-national corporations and government organizations. The Company employs more than 3,500 full-time, part-time, and seasonal workers. For more information, visit http://www.cavicocorp.com. Information on the Company’s Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to obtain the necessary financing to continue and expand operations, to market its construction services  in new markets and to offer construction services at competitive pricing, the Company’s ability to complete projects in the time frame specified; anticipated revenue from the projects to attract and retain management, and to integrate and maintain technical information and management information systems; the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities. These statements include, without limitation, statements regarding our ability to prepare the Company for growth; the Company’s planned expansions, and predictions and guidance relating to the Company’s future financial performance. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cavico Corp. Timothy Pham Vice President and Director +1-714-843-5456 cavicohq@cavico.us
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